Exhibit 99.1
November 13, 2006
For Immediate Release
     Collegiate Pacific Inc. Announces Record First Quarter Earnings of $0.32 per Basic Share and $0.28 per Fully Diluted GAAP Share Outstanding and Successfully Completes Its Acquisition of the Remaining Shares of Sport Supply Group, Inc. (“SSPY”)
•	Q107 Operating Margins of 10.7% — - up 26%

•	Company Re-Affirms FY07 EPS Guidance of $0.52 — $0.64

•	SSPY Transaction Completed — - Synergy Work Begins
A conference call will be held today, November 13, 2006 at 3:30PM CST / 4:30PM EST and may be accessed by dialing 800-706-7748 and using passcode 80281036. A replay of today’s call will be available for 7 days and may be accessed by dialing 888-286-8010 and using passcode 93868069.
Dallas, TX. Collegiate Pacific Inc. (AMEX – BOO) today announced results for its first fiscal quarter ended September 30, 2006, and also announced the successful completion of its acquisition earlier today of the remaining shares of SSPY that it did not already own for a purchase price of approximately $24.0 million in cash. Under the terms of the September 21, 2006, definitive merger agreement, SSPY stockholders will receive $8.80 in cash for each share of SSPY common stock. The company financed the merger through borrowings under its new credit facility with Merrill Lynch Business Financial Services, Inc.
In connection with closure of the SSPY transaction, the company also announced the previously contemplated executive management changes took effect today. This includes the resignation of Michael J. Blumenfeld as Chief Executive Officer. Mr. Blumenfeld remains as Chairman of the Board. Adam L. Blumenfeld, the former President of the company, has been named Chief Executive Officer. Terrence M. Babilla was appointed President of the company. Mr. Babilla was formerly the President and Chief Operating Officer of SSPY.
Commenting on the first quarter, Adam Blumenfeld, Chief Executive Officer stated: “We are pleased this quarter met internal expectations with respect to earnings per share and exceeded internal expectations with respect to gross profit margin percentages, selling, general and administrative expenses and operating profits. The quarter was testament, in our view, to a heightened focus placed on delivery of income. Earnings per share set a Company record at $0.28 per fully diluted GAAP share — - approximately 27% higher than the year ago results of $0.22 per GAAP share. Gross profit margins for the quarter were 35.3%, which was slightly better than plan, and 265 basis points higher than last year due to better selling discipline and pricing power. Selling, general and administrative expenses were more than $1.0 million under plan for the quarter and can be attributed to an increased focus on cost controls across the platform. Operating margin was 10.7% — - slightly ahead of plan and 26% better than the year ago period. Net sales of approximately $68 million for the quarter were approximately 4.4% better than last year, but fell short of our internal plan. The company experienced softer than expected sales during the month of September stemming primarily from weaker than expected federal government sales, less than expected “at once” equipment sales towards the end of football season and longer than expected lead times on large bleacher and installation projects. Managerially, we are pleased that efforts to increase gross profit margins and limit spending allowed us to meet or exceed internal operating objectives despite slower monthly sales in September.”
Going forward, we remain optimistic in our ability to accelerate top line growth although growth rates may fluctuate from quarter to quarter. This quarter, for example, had one less business day than last year’s first fiscal quarter. In addition, Q1 FY06 was unusually strong with organic sales of 20%+ higher than the previous year. This made for a challenging net sales comparison.”
“We have today re-affirmed our FY07 EPS guidance of $0.52 — $0.64 per fully diluted GAAP share and see FY07 net sales in a range of $240 million to $250 million.”
Commenting on the SSPY Transaction, Mr. Blumenfeld stated: “We are also very pleased to have completed the acquisition of the remaining 27% of SSPY shares we did not previously own. After nearly 18 months of partial ownership of SSPY, completing the transaction opens the door for synergy-related work to commence between the two companies. First steps include migrating Collegiate Pacific’s catalog businesses to SSPY’s SAP operating platform and combining our assembly and distribution centers in Dallas, TX. There are, we believe, substantial opportunities in the areas of SKU reduction, cross-promotion of merchandise, leveraging marketing and sales experience, continued improvement in purchasing power, and additional efficiencies related to selling, general and administrative expenses. On a general level, the combination of Collegiate Pacific’s sales and marketing acumen with SSPY’s infrastructure, technology and distribution should be a win-win for both companies and their respective employees. I am pleased to introduce Terry Babilla – formerly the President and COO of SSPY – as President of Collegiate Pacific. Terry and his team of talented managers and employees will be a welcome addition to the organization.”
“With the transaction now complete, we will internally measure our progress against a 3 year business plan that calls for more than $30 million in earnings before interest, taxes, depreciation and amortization, and earnings per fully diluted GAAP share of more than $1.00 before the end of this 36 month period. There will undoubtedly be operating peaks and valleys during this phase, however, every short term decision made will be in the interest of moving the company as efficiently as possible towards its 3-year business goals. Dedicated focus to this objective, we believe, is the best way to optimize franchise and shareholder value for all interested parties.”

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share
and per share amounts)

	September 30,	June 30,
	2006	2006
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,805	$4,079
Accounts receivable, net of allowance for doubtful accounts of $1,669 and $1,496 respectively	41,630	31,004
Inventories	36,098	37,185
Current portion of deferred taxes	3,093	2,625
Prepaid income taxes	—	1,607
Prepaid expenses and other current assets	3,578	2,199

Total current assets	92,204	78,699
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $3,327 and $2,755, respectively	9,973	10,087
DEFERRED DEBT ISSUANCE COSTS, net of accumulated amortization of $1,284 and $1,076, respectively	2,574	2,782
INTANGIBLE ASSETS, net of accumulated amortization of $2,555 and $2,188, respectively	8,749	9,014
GOODWILL	39,458	40,280
DEFERRED INCOME TAXES	2,915	3,156
OTHER ASSETS, net	274	417

Total assets	$156,147	$144,435

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$19,735	$14,802
Accrued liabilities	6,470	5,896
Dividends payable	256	256
Accrued interest	1,033	329
Current portion of long-term debt	2,187	2,210
Deferred tax liability	16	15
Income taxes payable	98	—

Total current liabilities	29,795	23,508
DEFERRED TAX LIABILITY	3,189	3,259
NOTES PAYABLE AND OTHER LONG-TERM DEBT	64,237	62,284
COMMITMENTS AND CONTINGENCIES MINORITY INTEREST IN SUBSIDIARY	8,653	8,150
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value, 1,000,000 shares authorized; no shares issued	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 10,315,191 shares issued and 10,229,165 shares outstanding	103	103
Additional paid-in capital	43,162	43,162
Retained earnings	7,665	4,626
Treasury stock at cost, 86,026 shares	(657)	(657)

Total stockholders’ equity	50,273	47,234

Total liabilities and stockholders’ equity	$156,147	$144,435

COLLEGIATE PACIFIC INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except share
and per share amounts)

	Three Months Ended
	September 30,
	2006	2005
Net sales	$68,163	$65,275
Cost of sales	44,100	43,960

Gross profit	24,063	21,315

Selling, general and administrative expenses	16,803	15,736

Operating profit	7,260	5,579

Other income (expense):
Interest income	47	46
Interest expense	(1,234)	(999)
Other income	37	25

Total other expense	(1,150)	(928)

Income before minority interest in income of consolidated subsidiary and income taxes	6,110	4,651

Income tax provision	2,312	1,650

Minority interest in income of consolidated subsidiary, net of tax	503	426

Net income	$3,295	$2,575

Weighted average number of shares outstanding:
Basic	10,229,165	10,124,387

Diluted	13,782,914	14,068,662

Net income per share common stock – basic	$0.32	$0.25

Net income per share common stock – diluted	$0.28	$0.22

Dividends declared per share common stock	$0.025	$0.025

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to Collegiate Pacific’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions due to the threat of future terrorist activity or otherwise, actions and initiatives by current and potential competitors, and certain other additional factors described in Collegiate Pacific’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on Collegiate Pacific’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Collegiate Pacific is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.